Exhibit 10.5
TERMS OF EQUITY GRANT PROGRAM FOR NONEMPLOYEE
DIRECTORS UNDER THE FISHER COMMUNICATIONS, INC.
AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN
     The following provisions set forth the terms of the equity grant program (the “Program”) for nonemployee directors of Fisher Communications, Inc. (the “Company”) under the Fisher Communications, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.
1. Eligibility
     Each elected or appointed director of the Company who is not otherwise an employee of the Company or a related corporation (an “Eligible Director”) shall be eligible to receive Awards under the Plan, as described below.
2. Stock Awards
     (a) Retainer Stock Awards
     Commencing with the last calendar day of the calendar quarter ended September 30, 2008, and on the last calendar day of each calendar quarter thereafter, each Eligible Director shall automatically be granted a fully vested stock award (each, a “Retainer Stock Award”) for that number of shares of Common Stock determined by dividing (x) one-quarter of 25% of such Eligible Director’s annual Board retainer then in effect by (y) the Fair Market Value of the Common Stock on the last trading day of such calendar quarter, with any fractional share rounded to the nearest whole share (0.5 to be rounded up).
     (b) Elective Stock Awards
     (i) In addition to the Retainer Stock Awards, each Eligible Director may make an annual election (the “Election”) to receive all or any portion of his or her remaining annual Board retainer, chair retainer fees and Board/committee meeting fees (the “Elective Fees”) in the form of a fully vested stock award (each, an “Elective Stock Award”). The Election must be made in writing and received by the Company on or prior to December 31 of each calendar year preceding the calendar year in which the applicable Elective Fees are to be earned, such Election to be effective beginning with the first calendar quarter of the calendar year after the Election is received by the Company; provided, however, that any newly elected or appointed Eligible Director may make an initial Election during the 30-day period immediately following the commencement of his or her service on the Board, such Election to be effective beginning with the calendar quarter in which the Election is received by the Company. An Election will be irrevocable for the calendar year with respect to which it is made and shall remain in effect for the entire calendar year, unless such Eligible Director ceases to be an Eligible Director.
     (ii) If an Election is timely made, the Eligible Director making such Election will automatically receive an Elective Stock Award on the last calendar day of each calendar quarter to which such Election applies. The number of shares of Common Stock subject to each Elective Stock Award shall be determined by dividing (x) the amount of the Elective Fees for the calendar quarter to which the Election applies by (y) the Fair Market Value of the Common Stock on the last trading day of such calendar quarter, with any fractional share rounded to the nearest whole share (0.5 to be rounded up).
3. Amendment
     The Board may amend the Program in such respects as it deems advisable. Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director or any rights of the Company under an outstanding Award.
     Provisions of the Plan (including any amendments) not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Awards granted to Eligible Directors.